Exhibit 99.1

—Press Release—

First Eagle Alternative Credit Announces Organizational Changes

President Chris Flynn to depart in early 2025 and be succeeded by CIO Jim Fellows;

other senior-level promotions also announced

New York, February 6, 2024—First Eagle Alternative Credit (“FEAC”) today announced that President Chris Flynn plans to leave the firm in early 2025. Effective immediately, Flynn will share the title of FEAC Co-President with Jim Fellows, Chief Investment Officer of FEAC. Fellows will become President upon Flynn’s departure, while continuing to serve as CIO, and this period of co-leadership is intended to promote a smooth transition of responsibilities. Both now report to First Eagle President and CEO Mehdi Mahmud.

“Chris’s leadership over the years has transformed FEAC into a premier alternative credit platform, and we are grateful for his longstanding dedication to the business,” said Mahmud. “Among Chris’s many accomplishments was developing and maintaining a deep bench of alternative investment professionals in what is still a relatively nascent corner of the capital markets, and the resulting senior leadership team—which includes new Co-President Jim Fellows—leaves FEAC well-positioned to follow in the successful path Chris established.”

Fellows has been with FEAC and its predecessor companies for 20 of his more than 30 years in the alternative investment industry, most recently serving as FEAC’s Chief Investment Officer and Head of Tradable Credit. He is a member of FEAC’s Global Investment Committee and the investment committees of both its Tradable Credit and Direct Lending platforms.

“Working side-by-side with Jim for well over a decade, I have been continually impressed with his credit acumen, commitment to clients and dynamic leadership,” said Flynn. “With the support of our team of senior professionals, I am confident he will thrive in the role of President, to the ongoing benefit of First Eagle Alternative Credit and our investors.”

FEAC’s leadership transition plan also includes the below senior-level promotions, which are effective immediately:

•	Michelle Handy, Deputy Chief Investment Officer of Direct Lending, has been promoted to Chief Investment Officer of Direct Lending.

•	Bob Hickey, Deputy Chief Investment Officer of Tradable Credit, has been promoted to Chief Investment Officer of Tradable Credit.

•

Brian Murphy, Head of Capital Markets, and Garrett Stephen, Co-Head of Origination and Structuring for Direct Lending, have been promoted to Co-Heads of Origination for FEAC. Brian also retains his current title of Head of Capital Markets.

•	Ed Giordano, Chief Financial Officer of FEAC, has added the title of Chief Operating Officer.

In conjunction with these promotions, Handy, Murphy and Stephen have joined FEAC’s Global Investment Committee alongside Flynn, Fellows, Hickey and Head of Business Development Mike Herzig.

About First Eagle Investments

First Eagle Investments is an independent, privately owned investment management firm headquartered in New York with approximately $134 billion in assets under management as of December 31, 2023.* Dedicated to providing prudent stewardship of client assets, the firm focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside mitigation. With a heritage dating back to 1864, First Eagle strives to help clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles. The firm’s investment capabilities include equity, fixed income, alternative credit and multi-asset strategies. For more information, please visit www.firsteagle.com.

*

The total AUM represents the combined AUM of (i) First Eagle Investment Management, LLC, (ii) its subsidiary investment advisers, First Eagle Separate Account Management, LLC, First Eagle Alternative Credit (“FEAC”) and Napier Park Global Capital (“Napier Park”), and (iii) Regatta Loan Management LLC, an advisory affiliate of Napier Park. The total AUM includes $1.6 billion of committed and other non-fee-paying capital from FEAC and $1.5 billion of committed and other non-fee-paying capital from Napier Park.

About First Eagle Alternative Credit

First Eagle Alternative Credit is an alternative credit manager for both direct lending and broadly syndicated investments with approximately $21.7 billion in assets under management as of December 31, 2023. First Eagle Alternative Credit maintains a variety of advisory and sub-advisory relationships across its investment platforms and is a wholly owned subsidiary of First Eagle Investments. For more information on First Eagle Alternative Credit, please visit www.feac.com.

First Eagle Investments is the brand name for First Eagle Investment Management, LLC and its subsidiary investment advisers. First Eagle Alternative Credit and Napier Park are brand names for the two subsidiary investment advisers engaged in the alternative credit business. © 2024 First Eagle Investment Management, LLC. All rights reserved.

Media Contacts

First Eagle Investments

Pholida Barclay

212-698-3208

pholida.barclay@firsteag le.com

First Eagle Alternative Credit

Leigh Crosby

617.790.6060

leigh.crosby@firsteagle.com

Prosek Partners

Bea Broderick

857.301.6949

pro-firsteagle@prosek.com

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